Exhibit 99.1

	RE:	MHI Hospitality Corporation 410 W. Francis Street Williamsburg, VA 23185 (757) 229-5648 TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Scott Kucinski	Vicki Baker
Director of Investor Relations	General Information
(757) 229-5648	(703) 796-1798

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 19, 2011

MHI HOSPITALITY CORPORATION ANNOUNCES APPOINTMENT OF

DAVID R. FOLSOM TO PRESIDENT

Williamsburg, VA – January 19, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that its Board of Directors has appointed David R. Folsom as President of the Company. Mr. Folsom also will remain Chief Operating Officer.

Drew Sims, Chairman and Chief Executive Officer of MHI Hospitality Corporation, commented, “Dave Folsom’s transactional and capital markets expertise has been instrumental in the effective execution of our business strategy over the last five years. As well, Dave was integral to our team in successfully navigating the recent recessionary environment. As President and Chief Operating Officer, we believe Dave’s leadership will prove highly valuable as our Company pursues growth opportunities.”

Prior to joining MHI Hospitality Corporation, Mr. Folsom served as vice president of Paragon Real Estate, a commercial real estate venture specializing in the acquisition and renovation of multifamily assets. Before that, he spent several years as an investment banker at BB&T Capital Markets where he participated in over 70 equity, debt and preferred stock underwritings as well as financial advisory transactions across multiple industries. Mr. Folsom also served on the lead underwriting team for the Company’s 2004 initial public offering. He received his M.B.A. from Georgetown University, is a graduate of the United States Naval Academy and served as a commissioned officer in the United States Marine Corps.

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MHI Hospitality Corporation

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About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.